EXHIBIT 99.1

Fogo de Chão, Inc. Reports First Quarter 2017 Results

DALLAS, May 08, 2017 (GLOBE NEWSWIRE) -- Fogo de Chão, Inc. (NASDAQ:FOGO) today reported financial results for its 13-week fiscal first quarter ended April 2, 2017.

Key Highlights for the First Quarter of 2017 compared to the First Quarter of 2016 Include:

  Total revenue of $76.4 million, which represents 10.9% year-over-year growth on a reported basis and 7.9% growth on a constant currency basis(1).

  Consolidated comparable restaurant sales increased 0.3%.

  U.S. comparable restaurant sales increased 0.9% on a 0.8% increase in traffic.

  GAAP net income was $5.0 million, or $0.17 per diluted share.

  Adjusted net income(2) was $5.2 million, or $0.18 per diluted share.

  Opened Tysons, Virginia and Uptown Dallas, Texas, the Company’s second restaurant in the Washington D.C. and Dallas-Ft. Worth metropolitan areas, respectively.

(1) In order to assess how the business performed in the current period, the Company has adjusted the prior period on a constant currency basis. Constant currency calculations compare results between periods as if exchange rates had remained constant period-over-period. The Company compares the percent change in the results from one period to another period using constant currency to exclude the effects of foreign currency fluctuations. A reconciliation of GAAP revenue to constant currency revenue is included in the accompanying financial data. See also "Non-GAAP Financial Measures" below.

(2) Adjusted net income is a non-GAAP measure. A reconciliation of GAAP net income to adjusted net income is included in the accompanying financial data. See also "Non-GAAP Financial Measures" below.

“Fogo delivered solid results with revenue growth on a constant currency basis of 7.9% and U.S. comparable sales growth during the quarter of 0.9%,” said Larry Johnson, Chief Executive Officer of Fogo de Chão, Inc. “We believe the positive traffic this quarter and over the last three years is a result of the strategic initiatives we have put in place, designed to increase awareness while driving trial and frequency.”

First Quarter 2017 Financial Results

Total revenue for the first quarter of Fiscal 2017 was $76.4 million compared to $68.9 million in the first quarter of Fiscal 2016.  The $7.5 million increase is attributable to new restaurant locations opened in the last 18 months, a favorable foreign exchange impact, and a comparable sales increase of 0.3%. Excluding the impact of the favorable foreign exchange impact, total revenues for the first quarter increased 7.9% over the prior year period.

U.S. restaurant revenue for the first quarter of Fiscal 2017 was $66.5 million compared to $60.6 million for the first quarter of Fiscal 2016. The $5.9 million increase is due to new restaurant locations opened in the last 18 months and a U.S. comparable restaurant sales increase of 0.9%.

Brazil restaurant revenue for the first quarter of Fiscal 2017 was $9.8 million compared to $8.2 million in the first quarter of Fiscal 2016. The $1.6 million increase is primarily attributable to favorable foreign exchange impact, offset by a Brazil comparable restaurant sales decrease of 2.9%.

GAAP net income for the first quarter of Fiscal 2017 was $5.0 million, or $0.17 per diluted share, compared to $6.0 million, or $0.21 per diluted share in the first quarter of Fiscal 2016.  Adjusted net income in the first quarter of Fiscal 2017 was $5.2 million, or $0.18 per diluted share, compared to $6.2 million, or $0.21 per diluted share in the first quarter of Fiscal 2016. A reconciliation between GAAP net income and adjusted net income is included in the accompanying financial data.

Development Update

As of April 2, 2017, the Company operated 47 restaurants, ten of which are in Brazil, and two joint venture restaurants in Mexico City.

The Company opened locations in Tysons, Virginia, and Uptown in Dallas in January and February 2017, respectively.  The Company plans to open at least three additional Company-owned restaurants during the remainder of Fiscal 2017, one of which is currently under construction, and up to two additional international joint venture restaurants. In addition to the restaurant under construction, the Company has four signed leases and is negotiating multiple letters of intent for planned 2017 and 2018 Company-owned locations.

Investors are reminded that the actual number and timing of new restaurant openings is subject to a number of factors outside of the Company's control including, but not limited to, weather conditions and factors under the control of landlords, contractors and regulatory/licensing authorities.

2017 Outlook

Based on current information, the Company is reiterating its guidance for the 52-week fiscal year 2017, which ends on December 31, 2017. Diluted net income per share is expected to range between $0.92 and $0.95, which represents growth of 7.0% to 12.0% over diluted net income per share of $0.85, or adjusted diluted net income per share of $0.86(1) in Fiscal 2016. Diluted net income per share guidance for Fiscal 2017 is based, in part, on the following annual assumptions:

  Total revenue of $315 million to $320 million, assuming an exchange rate of 3.25 Brazilian reais to 1 U.S. dollar, which represents 10% to 12% growth on a constant currency and Olympics adjusted basis;

  Consolidated comparable restaurant sales of -0.5% to 0.5%;

  Restaurant contribution margin of 28.8% to 29.2%;

  Pre-opening expenses of $3.0 million to $3.5 million;

  General and administrative expenses of $20 million to $22 million;

  Opening up to seven restaurants, including up to two international joint venture locations;

  Capital expenditures of $26 million to $30 million, net of tenant allowances;

  Depreciation expense of $18.5 million to $19.0 million; and

  Tax rate of 32% to 33%.

(1) The Company’s 2016 results are adjusted for comparison to 2017 by ($0.02) to exclude the estimated effects of the Olympics benefit and by $0.01 to adjust 2016 to the same Brazilian Real exchange rate that has been projected for 2017 guidance (3.25 reais to 1 U.S. dollar).

Guidance Policy

The Company intends to provide annual guidance as it relates to revenue, comparable restaurant sales growth, restaurant contribution margin, general and administrative expense, tax expense, and development schedule.  The Company expressly disclaims any duty to update this guidance.

Conference Call/ Webcast

The Company will host a conference call to discuss its first quarter of Fiscal year 2017 financial results today at 5:00 PM Eastern Time. Hosting the call will be Larry Johnson, Chief Executive Officer, Barry McGowan, President, and Tony Laday, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing (877) 407-0789 or for international callers by dialing (201) 689-8562. A replay will be available two hours after the call and can be accessed by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 13652685. The replay will be available through Monday, May 15, 2017.  The conference call will also be webcast live and later archived on Fogo’s corporate website at ir.fogodechao.com under the ‘News & Events’ section.

About Fogo de Chão

Fogo de Chão (fogo-dee-shown) is a leading Brazilian steakhouse, or churrascaria, which has specialized for more than 37 years in fire-roasting high-quality meats utilizing the centuries-old Southern Brazilian cooking technique of churrasco. Fogo delivers a distinctive and authentic Brazilian dining experience through the combination of high-quality Brazilian cuisine and a differentiated service model known as espeto corrido (Portuguese for "continuous service") delivered by gaucho chefs. Fogo offers its guests a tasting menu of a variety of meats including beef, lamb, pork and chicken, simply seasoned and carefully fire-roasted to expose their natural flavors, a gourmet Market Table with seasonal salads, soup and fresh vegetables, seafood, desserts, signature cocktails and an award-winning wine list. The first Fogo de Chão opened in Brazil in 1979. The Company currently operates 35 restaurants in the United States, ten in Brazil and two joint venture restaurants in Mexico. Visit FOGO.com for more information.

Safe Harbor Statement

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. Forward-looking statements relate to expectations, beliefs, projections, guidance, future plans, objectives and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. Forward-looking statements can also be identified by words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “seeks,” “intends,” “targets” or the negative of these terms or other comparable terminology. Forward-looking statements are not guarantees of future performance and actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed in the section entitled "Risk Factors" in our recent annual report on Form 10-K for the fiscal year ended January 1, 2017 filed with the Securities and Exchange Commission, and our discussion of risks in our quarterly reports on From 10-Q. The forward-looking statements included in this press release are made only as of the date hereof. Except as required by applicable securities law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Non-GAAP Financial Measures

The Company uses the following non-GAAP financial measures: EBITDA, Adjusted EBITDA, Adjusted net income (loss), and constant currency (collectively the "non-GAAP financial measures"). The Company also presents certain results of operations on a constant currency basis to exclude the effects of foreign currency fluctuations. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP measures used by the Company in this press release may be different from the methods used by other companies.

Key Financial Data - Fiscal Quarter	Fiscal Quarter Ended				Constant Currency (a)
(in thousands, except restaurant and per share amounts)	April 2, 2017	April 3, 2016	Change	Change	April 3, 2016	Change	Change

Comparable store sales:
U.S.	0.9%	0.9%
Brazil	-2.9%	2.3%
Consolidated	0.3%	1.1%

Restaurants opened during period	2	1
Restaurants open at period end	47	42

Revenue(b):
U.S.(c)	$66,516	$60,643	$5,873	9.7%
Brazil	$9,825	$8,195	$1,630	19.9%	$10,118	$(293)	-2.9%
Consolidated	$76,355	$68,857	$7,498	10.9%	$70,780	$5,575	7.9%

Adjusted EBITDA attributable to Fogo de Chão, Inc.	$14,276	$14,094	$182	1.3%	$14,443	$(167)	-1.2%

Net income attributable to Fogo de Chão, Inc.	$5,039	$5,970	$(931)	-15.6%	$6,199	$(1,160)	-18.7%
Adjusted net income attributable to Fogo de Chão, Inc.	$5,247	$6,194	$(947)	-15.3%	$6,356	$(1,109)	-17.4%

Diluted earnings per share	$0.17	$0.21	$(0.04)	-19.0%	$0.21	$(0.04)	-19.0%
Adjusted diluted earnings per share	$0.18	$0.21	$(0.03)	-14.3%	$0.22	$(0.04)	-18.2%
  We compare the percent change in the results from one period to another period using constant currency to exclude the effects of foreign currency fluctuations.
  We have two operating segments: United States and Brazil. Our joint venture in Mexico is included in the United States for segment reporting purposes as the operations of the joint venture are monitored by the United States segment management.
  U.S. revenue excludes gift card breakage revenue ($14).

Fogo de Chão, Inc. Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) (in thousands, except share and per share amounts)

	Thirteen Week Periods Ended
	April 2, 2017	April 3, 2016

Revenue	$76,355	$68,857
Restaurant operating costs:
Food and beverage costs	21,428	19,184
Compensation and benefit costs	18,636	16,175
Occupancy and other operating expenses (excluding depreciation and amortization)	15,097	12,674
Total restaurant operating costs	55,161	48,033
Marketing and advertising costs	1,795	1,658
General and administrative costs	5,506	5,618
Pre-opening costs	1,314	508
Depreciation and amortization	4,504	3,746
Other operating (income) expense, net	167	(55)
Total costs and expenses	68,447	59,508
Income from operations	7,908	9,349
Other income (expense):
Interest expense, net of capitalized interest	(1,161)	(1,126)
Interest income	717	395
Other income (expense), net	7	—
Total other income (expense), net	(437)	(731)
Income before income taxes	7,471	8,618
Income tax expense	2,512	2,626
Net income	4,959	5,992
Less: Net income (loss) attributable to noncontrolling interest	(80)	22
Net income attributable to Fogo de Chão, Inc.	$5,039	$5,970
Net income	$4,959	$5,992
Other comprehensive income:
Currency translation adjustment	4,619	7,903
Total other comprehensive income	$4,619	$7,903
Comprehensive income	9,578	13,895
Less: Comprehensive income attributable to noncontrolling interest	153	25
Comprehensive income attributable to Fogo de Chão, Inc.	$9,425	$13,870
Earnings per common share attributable to Fogo de Chão, Inc.:
Basic	$0.18	$0.21
Diluted	$0.17	$0.21
Weighted average common shares outstanding:
Basic	28,212,489	28,077,537
Diluted	28,846,996	28,916,072

Reconciliation to Adjusted Net Income attributable to Fogo de Chão, Inc.(a)
(in thousands, except share and per share amounts)

	Fiscal Quarter Ended		Constant Currency(e)
	April 2, 2017	April 3, 2016	April 3, 2016

Net income attributable to Fogo de Chão, Inc.	$5,039	$5,970	$6,199
Non-recurring expenses(b)	208	224	244
Income tax expense(c)	2,498	2,608	2,703
Pre-tax adjusted net income	7,745	8,802	9,146
Estimated tax provision(d)	2,498	2,608	2,790
Adjusted net income attributable to Fogo de Chão, Inc.	$5,247	$6,194	$6,356

Adjusted net income per common share attributable to Fogo de Chão, Inc.:
Basic	$0.19	$0.22	$0.23
Diluted	$0.18	$0.21	$0.22

Weighted average common shares outstanding:
Basic	28,212,489	28,077,537	28,077,537
Diluted	28,846,996	28,916,072	28,916,072
  Excludes impacts attributable to our joint venture in Mexico.
  For the thirteen weeks ended April 2, 2017, amount consists of an increase in reserves related to litigation with The Union of Workers in Hotels, Apart-Hotels, Motels, Flats, Restaurants, Bars, Snack Bars and Similar in São Paulo and the Region. For the thirteen weeks ended April 3, 2016, amount consists of one-time expenses related to the realignment of management of the Brazilian subsidiaries and the legal transfer of the Brazilian subsidiaries to the Company’s Dutch holding company to support the Company’s expansion into international markets.
  Consists of recorded income tax expense for the period. Actual taxes are added back and recalculated against pre-tax adjusted net income shown in (d); however there is no current or prior year tax effect for the non-recurring items as they are considered non-taxable events in Brazil.
  The estimated tax provision on a constant currency basis is calculated using a tax rate of 30.5%, our consolidated effective tax rate for the first quarter of Fiscal 2016.
  We compare the percent change in the results from one period to another period using constant currency to exclude the effects of foreign currency fluctuations.

Reconciliation Adjusted EBITDA attributable to Fogo de Chão, Inc.(a):
(in thousands)

	Fiscal Quarter Ended		Constant Currency(d)
	April 2, 2017	April 3, 2016	April 3, 2016

Net income attributable to Fogo de Chão, Inc.	$5,039	$5,970	$6,199
Depreciation and amortization expense	4,410	3,678	3,772
Interest expense, net	1,161	1,126	1,126
Interest income	(717)	(395)	(487)
Income tax expense	2,498	2,608	2,703
EBITDA	12,391	12,987	13,313
Pre-opening costs	1,314	508	508
Share-based compensation	149	127	127
Non-cash adjustments(b)	214	248	251
Non-recurring expenses(c)	208	224	244
Adjusted EBITDA attributable to Fogo de Chão, Inc.	$14,276	$14,094	$14,443
  Excludes impacts attributable to our joint venture in Mexico.
  Consists of non-cash portion of straight line rent expense.
  For the thirteen weeks ended April 2, 2017, amount consists of an increase in reserves related to litigation with The Union of Workers in Hotels, Apart-Hotels, Motels, Flats, Restaurants, Bars, Snack Bars and Similar in São Paulo and the Region.  For the thirteen weeks ended April 3, 2016, amount consists of one-time expenses related to the realignment of management of the Brazilian subsidiaries and the legal transfer of the Brazilian subsidiaries to the Company’s Dutch holding company to support the Company’s expansion into international markets.
  We compare the percent change in the results from one period to another period using constant currency to exclude the effects of foreign currency fluctuations.

Supplemental Selected Constant Currency Adjustment Information

	Fiscal Quarter Ended
Constant Currency reconciliation	April 2, 2017	April 3, 2016

Revenue as reported	$76,355	$68,857
Effect of foreign currency(a)	—	1,923
Revenue at constant currency	$76,355	$70,780

Adjusted EBITDA	$14,276	$14,094
Effect of foreign currency(a)	—	349
Adjusted EBITDA at constant currency	$14,276	$14,443
Adjusted EBITDA margin at constant currency	18.7%	20.4%

Restaurant contribution	$21,194	$20,824
Effect of foreign currency(a)	—	511
Restaurant contribution at constant currency	$21,194	$21,335
Restaurant contribution margin at constant currency	27.8%	30.1%
  As exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of certain results on a constant currency basis in addition to reported results helps improve investors’ ability to understand our operating results and evaluate our performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. We use results on a constant currency basis as one measure to evaluate our performance. We calculate constant currency by retranslating results across all prior periods presented using a derived exchange rate for the most current year periods presented based on actual results. The tables set forth below calculate constant currency at a foreign currency exchange rate of 3.1396 Brazilian reais to 1 U.S. dollar, which represents the derived exchange rate for the thirteen week period ended April 2, 2017, calculated as explained above. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

UNAUDITED SELECTED CONSOLIDATED BALANCE SHEET DATA (in thousands)

	As of	As of
	April 2, 2017	January 1, 2017
Cash and cash equivalents	$33,111	$31,275
Total assets	528,257	522,395
Long-term debt, including current portion	147,000	150,000
Deferred taxes	23,333	21,838
Total liabilities	225,748	229,536
Total Fogo de Chão, Inc. shareholders' equity	300,218	290,644
Total equity	302,509	292,859

Investor Contact:
IR@fogodechao.com
(972) 361-6225

Media Contact:
Joy Murphy, ICR
Joy.Murphy@icrinc.com
(646) 277‐1242